Exhibit 99.1

Media Release
For immediate release	For further information, contact:
Dana Persson, President and Chief Executive Officer
Marie Staley, Vice President of Shareholder Relations
320-329-8182
www.goldenovaleggs.com

Shareholders Approve Restructuring of Golden Oval Eggs as Limited Liability Company

September 1, 2004, Renville, Minnesota.  At a shareholder meeting yesterday, Golden Oval Eggs shareholders approved the conversion of the company to a Limited Liability Company (LLC).   The conversion also became effective yesterday, through the merger of Midwest Investors of Renville, Inc., a Minnesota cooperative doing business as “Golden Oval Eggs”, into Golden Oval Eggs, LLC, a Delaware limited liability company.

At the shareholder meeting, President and Chief Executive Officer Dana Persson reported on the conversion of the company and its impact for the company and its shareholders.  “Most of our shareholders have been with us for many years and this conversion should allow easier transfer of shares to family members.  Previously, as a cooperative, only farmers could be owners.”

“Other investors now have the opportunity to acquire shares as they become available, which is part of our effort to create  greater liquidity for our shareholders and opportunities for increased investment capital for Golden Oval Eggs as it continues to grow to meet market demand and opportunities.”

Golden Oval also reported that, at its Iowa facility, construction is currently underway of additional barns with anticipated completion in 2006.   The Iowa complex built its own feed mill on the site and production is scheduled to begin within days.  Additionally this year, the company began processing the shell by-products of its liquid egg production onsite into poultry feed, eliminating land application.

Golden Oval Eggs was established in 1994 as an agricultural cooperative whose ownership grew to more than 700 farmers committed to assuring the future of the family farm.   Today it is a leader in the liquid egg industry, ranked among the top 10 processors, serving customers throughout the United States and Canada.

Other company information is available online at http://www.goldenovaleggs.com

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This release contains discussion of some of our expectations regarding Golden Oval Eggs, LLC’s future performance.  These forward-looking statements are based on our current views and assumptions.  Actual results could differ materially from these current expectations and projections, and from historical performance.  For example, our future results could be affected by such factors as: the competitive dynamics in the U.S. liquid egg markets and fluctuations in the cost and availability of resources and supplies.  Further discussions of these matters and information regarding the restructuring can be found in the securities filings of Golden Oval Eggs, LLC through the Securities and Exchange Commission’s Electronic Data Gathering and Retrieval (EDGAR) system at www.SEC.gov.